EXHIBIT 10.5

EMPLOYMENT CONTRACT

     THIS EMPLOYMENT CONTRACT, dated as of February 18, 2005, is entered into by and between ROYAL GOLD, INC., a Delaware corporation, with offices at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202 (the “Company”), and Stefan Wenger, residing at 5391 E. Hinsdale Court, Centennial, CO 80122 (the “Employee”).

     The Company desires to engage Employee to perform services for the Company and Employee desires to perform such services on the terms and conditions hereinafter set forth.

I. TERM

     The Company agrees to employ Employee, and the Employee agrees to serve, on the terms and conditions of this Agreement, for a period commencing on February 18, 2005, and ending one (1) year from the starting date, subject to termination as provided in Sections 7, 8 and 9 hereof. The period during which Employee is employed hereunder is hereafter referred to as the “Employment Period.” The Employment Period shall be automatically extended, without further action by either party, for additional and successive one-year periods commencing February 18, 2006; provided that the Company may deliver a written notice of involuntary termination pursuant to Section 7 on 90 days’ prior written notice.

II. DUTIES AND SERVICES

     During the Employment Period, Employee shall be employed by and shall serve the Company as its Treasurer and Chief Accounting Officer. In performance of Employee’s duties, Employee shall be subject to the direction of the Chairman and Chief Executive Officer (“CEO”) of the Company. At all times during the Employment Period, Employee shall have powers and duties at least commensurate with Employee’s position as Treasurer and Chief Accounting Officer of the Company. Employee agrees to his/her employment as described in this Section 2 and agrees to devote such of his business time, energy and skill as shall be necessary to perform the duties of such positions under this Agreement; PROVIDED, HOWEVER, Employee shall be entitled to continue his/her personal investment activities as long as such activities do not conflict with the activities of the Company. Employee shall be available to travel as the needs of the business reasonably require.

III. COMPENSATION

     As full compensation for Employee’s services hereunder, the Company shall pay Employee, during the Employment Period, a salary payable in equal semi-monthly installments at the annual rate of One Hundred Fifteen Thousand Dollars ($115,000.00). Nothing contained herein shall preclude Employee from participating in the present or future employee benefit plans of the Company if Employee meets the eligibility requirements therefor. In addition, the Company has elected, from time to time, to provide Employee with certain fringe benefits. The fringe benefits are currently listed on the attached Schedule of Fringe Benefits. Notwithstanding anything herein to the contrary, the Company has sole discretion to modify any fringe benefit by action of the Board, EXCEPT THAT fringe benefits which are vested by the express terms of any Company Benefit Plan may not be altered, except in accordance with the terms of such Benefit Plan.

IV. EXPENSES AND VACATION

     Employee shall be entitled to reimbursement during the Employment Period for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of Employee’s duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company. Employee shall be entitled to reasonable vacations in accordance with the then regular procedures of the Company’s governing executives. Employee shall be entitled to not less than three (3) weeks of vacation time per year.

V. NON-COMPETITION

     Employee agrees that, unless approved by the Company, (a) Employee will not during the Employment Period engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be, a director, officer, employee, owner or partner of, any other business or organization, which now is, or shall then be, competing with the Company, and (b) for a period of one (1) year after the Employment Period, Employee shall not directly or indirectly compete with or be engaged in the same business as the Company, or be employed by, or act as consultant or lender to, or be a director, officer, employee, owner or partner of, any business or organization which at the time of such cessation, directly competes with or is engaged in the same business as the Company, except that in each case, the provisions of this Section 5 will not be deemed breached merely because Employee owns not more than ten percent (10%) of the outstanding common stock of a corporation, or ten percent (10%) of the outstanding interest or securities of a partnership or trust which may be in competition with the Company.

     Employee acknowledges that the business of the Company is national in scope and this covenant of non-competition shall be effective in any of the states of the United States where the Company does business involving revenues of $50,000 per year or more, or owns property or leases of any kind. Employee acknowledges that this covenant is a reasonable restraint on Employee’s business or employability.

VI. CONFIDENTIAL INFORMATION

     All confidential information which Employee may now possess, may obtain during or after the Employment Period, or may create prior to the end of the Employment Period, relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company, shall not be published, disclosed or made accessible by Employee to any other person or entity, either during or after the termination of Employee’s employment, or used by Employee except during the Employment Period in the business and for the benefit of the Company without prior written permission of the Company. Employee shall deliver to the Company all tangible evidence of such confidential information prior to or at the termination of Employee’s employment.

2

VII.	INVOLUNTARY TERMINATION

	A.	Certain Definitions. As used in Sections 7, 8, 9 and 10 of this Agreement:

1. “Cause” means, and is limited to, (1) action by Employee involving willful malfeasance, (2) failure to act by Employee involving material and willful nonfeasance or (3) Employee being convicted of a felony involving moral turpitude, in each such case resulting in a material adverse effect on the Company; provided, however, that Employee’s employment shall not be terminated for “Cause” if such termination took place as a result of any act or omission believed by Employee in good faith to have been in the best interest of the Company.

2. “Change of Control Event” shall mean a change in ownership or control of the Company effected through any of the following transactions: (i) the acquisition, directly or indirectly by any person or related group of persons, of beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s outstanding securities; (2) a change in the composition of the Board over a period of eighteen (18) consecutive months or less such that fifty percent (50%) or more of the Board members cease to be directors who either (A) have been directors continuously since the beginning of such period or (B) have been unanimously elected or nominated by the Board for election as directors during such period; (iii) a stockholder-approved merger or consolidation to which the Company is a party and in which (A) the company is not the surviving entity or (B) securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (iv) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

3. “Continuing Director” means any person who is either (1) a Director on December 4, 1992, or (2) was designated before such person’s initial election as a Director as a Continuing Director by a majority of the Continuing Directors.

4. “Director” means a member of the Board of the Company (“the Board”).

5. “Disability” means, as applied to Employee, that (1) Employee has been totally incapacitated by bodily injury or disease so as to be prevented thereby from engaging in any occupation or employment for remuneration or profit, (2) such total incapacity shall have continued for a period of 3 (three) consecutive months and (3) such total incapacity will, in the opinion of a qualified physician mutually acceptable to the Company and Employee, be permanent and continuous during the remainder of Employee’s life.

6. “Good Reason” means (1) without Employee’s specific written consent (A) (i) the assignment to Employee of any duties and responsibilities, or any limitation of Employee’s duties and responsibilities, inconsistent with Employee’s positions, duties, responsibilities and status as an officer of the Company immediately prior to the date of a Change of Control Event or (ii) any removal of Employee from, or any failure to re-elect Employee to, any of Employee’s positions with the Company immediately prior to a Change of Control Event, except in connection with the termination of the employment of Employee by the Company for Cause or as a result of the death or Disability of Employee, and (B) the continuance thereof for a period of not less than 20 days after written complaint thereof to the Company from Employee; (2) any failure by the Company to pay, or any reduction by the Company of, the salary payable to Employee under Section 3 of this Agreement; (3) any failure by the Company (A) to continue to provide Employee with the opportunity to participate, on terms no less favorable than those in effect immediately prior to a Change of Control Event, in any benefit plan or program in which Employee was participating immediately prior to the Change of Control Event, or their equivalent, or (B) to provide Employee with all other fringe benefits, or their equivalent, from time to time in effect for the benefit of any of the Company’s salaried employees; (4) the relocation, without Employee’s written consent, of the principal place of Employee’s employment to a location that is more than 25 miles from Denver, Colorado; (5) continuing Directors no longer constitute at least a majority of the Directors constituting the Board; (6) the failure by the Company to obtain the specific assumption of this Agreement by a successor or assign of the Company or by any person acquiring substantially all of the Company’s assets; or (7) any material breach by the Company of any provision of this Agreement.

7. “Involuntary Termination” means (1) dismissal of Employee by the Company without Cause or (2) voluntary resignation by Employee for Good Reason during the Employment Period, provided that clause (2) of this subsection (g) shall only apply after a Change of Control Event has occurred.

B.	Compensation of Employee in the Event of Involuntary Termination. If Involuntary Termination occurs:

1. The Company shall continue (1) to pay the salary payable to Employee under Section 3 of this Agreement for a period of one year from the date of the Involuntary Termination and (2) to provide the employee benefits (including, but not limited to, life, health and disability coverage but not including any severance pay benefit other than that provided pursuant to this Agreement) at levels that were applicable to Employee on the date immediately prior to the Involuntary Termination, or shall provide their equivalent through insurance coverage or other arrangements, for a period equal to one year following the Involuntary Termination; and

2. The Company shall pay Employee (1) all amounts which had accrued but were not paid prior to the Involuntary Termination and (2) all amounts payable under then existing employee benefit plans and programs.

VIII. TERMINATION DUE TO DEATH OR DISABILITY

     In the event of Employee’s Disability, Employee’s employment hereunder may be terminated by the Company upon written notice from the Company to Employee which shall specify a date not less than 30 days from the date of such notice as the date on which such termination shall become effective. If Employee’s employment hereunder is terminated because of the death or Disability of Employee, Employee, or Employee’s heirs, executors or administrators if termination is because of the death of Employee, shall be entitled to receive the salary payable to Employee under Section 3 of this Agreement for six months after the end of the month in which such termination occurs.

IX. TERMINATION FOR CAUSE

If the Company terminates Employee’s employment for Cause, such termination shall relieve the Company of its obligation to make any further payments under this Agreement except (a) payments under employee benefit plans and programs and (b) payments of amounts which had accrued but were not yet paid prior to such termination. Termination of Employee’s employment for Cause shall be communicated by delivery by the Company to Employee of a written notice of termination together with a copy of a resolution which has been adopted by the affirmative vote of not less than three-quarters of the Directors then constituting the Board at a Board meeting called and held for that purpose, after reasonable notice to Employee and reasonable opportunity for Employee, together with Employee’s counsel, to be heard by the Board prior to such vote, and which states that in the good faith opinion of the Board, Employee was guilty of conduct specified in Section 7.1(a) of this Agreement and sets forth the particulars thereof. No termination of Employee’s employment for Cause shall be effective unless the Company complies with the procedure specified in the preceding sentence.

X. VOLUNTARY TERMINATION

     If Employee shall voluntarily terminate his employment for other than Good Reason, all payments required by this Agreement shall cease, and Employee shall have no further rights to payments hereunder except (a) payment of amounts which had accrued but were not paid prior to such voluntary termination and (b) payment of amounts payable under employee benefit plans and programs.

XI. SURVIVAL

     The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

XII. MODIFICATION

     This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

XIII. NOTICES

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13). Any notice given to the Company shall be addressed to the attention of the Corporate Secretary. Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this Section 13. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address, which shall be deemed given at the time of receipt thereof.

XIV. WAIVER

     Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

XV. BINDING EFFECT

     Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise; such rights shall not be subject to commutation, encumbrance or the claims of Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

XVI. NO THIRD-PARTY BENEFICIARIES

     This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided herein.

XVII. HEADINGS

     The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

XVIII. COUNTERPARTS; GOVERNING LAW

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with laws of the State of Colorado, without giving effect to the conflict of laws.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ROYAL GOLD, INC.

By:	/s/ Stanley Dempsey

Name:	Stanley Dempsey

Title:	Chairman and CEO

/s/ Stefan Wenger
EMPLOYEE: Stefan Wenger